Exhibit 99

Contacts:	John S. Penshorn Director of Capital Markets Communications & Strategy 952-936-7214

UNITEDHEALTH GROUP HOSTS INVESTOR CONFERENCE
Company Anticipates Strong Future Performance

MINNEAPOLIS (November 20, 2002) — UnitedHealth Group (NYSE: UNH) will host institutional analysts and investors for a half day of meetings, beginning at 8:15 a.m. EST (7:15 a.m. CST) on November 21, 2002. The Company will also sponsor a webcast of this investor conference event on its investor information page at www.unitedhealthgroup.com.

In conjunction with the meetings, the Company will affirm its comfort with current Street expectations for 2002 earnings of approximately $4.20 per share, up 50 percent from $2.79 per share in 2001 and up 37% from the $3.07 per share earned in 2001 on a FAS No. 142 comparative basis. Management will also project 2003 earnings per share growth of 18 to 20 percent over 2002, on a revenue base of approximately $29 billion. Management expects the earnings performance in 2003 will be driven by strong growth and operating margin expansion across the Company’s multiple business units.

Business Description

UnitedHealth Group is a diversified health and well-being company that provides a broad spectrum of resources and services to help people improve their health and well-being through all stages of life.

Forward-Looking Statements

Statements that UnitedHealth Group may publish, including those in this announcement, that are not strictly historical are “forward-looking” statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the effects of state and federal regulations, the effects of acquisitions and divestitures, and other risks described from time to time in each of UnitedHealth Group’s SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K, and reports on Form 8-K.